EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of _____________________________ (the “Effective Date”), by and between NICHOLAS S. WARRENDER (the “Executive”) and ACQUIRED SALES CORP., a Nevada corporation (the “Company”).

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WHEREAS, the Company desires to employ, and desires to cause Lifted Liquids, Inc., an Illinois corporation, a wholly owned subsidiary of the Company (“Lifted”), to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company and Lifted on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows intending to be legally bound hereby:

1.Term.  The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the fifth anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided, however, that, on the anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Extension Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for additional periods of one year (extending the term of this Agreement to five years after each such Extension Date), unless either party provides written notice of the party’s intention not to extend the term of this Agreement at least 90 days’ prior to the applicable Extension Date (providing notice of non-extension at least four years and 90 days prior to expiration of this Agreement). For purposes of this Agreement, “Employment Term” shall mean the period during which the Executive is employed by the Company and Lifted under this Agreement.

2.Position and Duties.

2.1Position.  During the Employment Term, the Executive shall serve as the Co-Founder, Vice Chairman and Chief Operating Officer of the Company and Chief Executive Officer of Lifted, reporting to the Board of Directors and CEO of the Company.  In such position, the Executive shall have such duties, authority and responsibilities as shall be determined from time to time by the Board, which duties, authority and responsibilities shall be consistent with the Executive’s position.  The Executive shall, if requested, also serve as a member of the board of directors of the Company (the “Board”) or as a director of any affiliate of the Company for no additional compensation (the Company, together with its affiliates, the “Company Group”).  The Executive shall participate in all significant decision making at the Company and consult with and provide advice and assistance to the CEOs of all of the Company’s brands and subsidiaries regarding all business activities and opportunities.  The Executive also shall be responsible for leadership of Lifted.

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2.2Duties.  During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board, it being expressly agreed and acknowledged by Executive that Executive shall not, directly or indirectly, own any interest in, or assist, advise, participate or otherwise be engaged in any product, brand, company or business, excepting only the Company and its subsidiaries, that involves, directly or indirectly, the purchase, manufacturing, sale, use, marketing, storage, transfer, or other right, title or interest in any hemp, hemp products, hemp extracts, CBDs, CBD-infused products, or other products competitive with any business of the Company or any of its subsidiaries. Notwithstanding the foregoing, Executive, with the prior written consent of the Board (which consent shall not be unreasonably withheld or delayed), shall be permitted to act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization and to purchase or own less than 5% of the publicly traded securities of any corporation; provided, however, that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; and provided further that such activities do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2.

3.Place of Performance.  The principal place of Executive’s employment shall be 43360 US Highway 41, Zion, Illinois 60099, or elsewhere as the Executive and the CEO of the Company may from time to time mutually agree; provided, however, that, the Executive may be required to travel on Company business during the Employment Term.

4.Compensation.

4.1Base Salary.  The Company shall pay the Executive an annual rate of base salary of $100,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly.  The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term; provided, however, that the Executive’s base salary may not be decreased during the Employment Term other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. For purposes of this Agreement, “Base Salary” shall mean the Executive’s annual base salary, as in effect from time to time.

4.2Annual Bonus.  For each fiscal year during the Employment Term, the Executive shall be eligible to be considered for an annual bonus (the “Annual Bonus”) as part of a Company-wide management bonus pool arrangement, as generally described in this Section 4.2. During the 4th quarter of each year, the Chairman of the Compensation Committee of the Board (the “Compensation Committee”) shall recommend in writing a consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) target (each, a “Target”) for the following year (the “Target Year”), which Target must be approved in writing by each of the following for as long as he remains employed by the Company:  Gerard M. Jacobs, William C. Jacobs, and Nicholas S. Warrender (collectively, and with respect to each for only as long as he is an employee of the Company, the “Executive Management Group”).  If the Chairman of

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the Compensation Committee does not recommend in writing a Target for a Target Year that is approved in writing by all of the members of the Executive Management Group prior to the commencement of the Target Year, then the Target for the Target Year shall be equal to the actual consolidated EBITDA of the Company and its subsidiaries during the then-current year (i.e., the year preceding the Target Year) as certified in writing by the Company’s outside firm of independent certified public accountants. If the actual consolidated EBITDA of the Company and its subsidiaries during the Target Year as certified in writing by the Company’s outside firm of independent certified public accountants exceeds the Target (the amount by which the actual consolidated EBITDA of the Company and its subsidiaries during the Target Year as certified in writing by the Company’s outside firm of independent certified public accountants exceeds the Target, the “Excess Amount”), then cash equal to 33% of the Excess Amount shall be set aside by the Company as a cash management bonus pool (the “Bonus Pool”), and the amount of the Bonus Pool shall be allocated and paid out by the Company as bonuses or fees to the officers of the Company and its subsidiaries (and potentially, to directors or third parties who have significantly helped the Company and its subsidiaries during the Target Year), with the amount to be paid to each payee, including the amount of any Annual Bonus to be paid to the Executive, to be determined by unanimous written agreement of the Executive Management Group, in their sole discretion. The Executive expressly agrees and acknowledges that the amount of the Annual Bonus (if any) allocated and paid to the Executive as so determined by unanimous written agreement of the Executive Management Group shall be final, non-appealable, and binding upon the Executive, regardless of whether the Executive receives any Annual Bonus, and regardless of whether any Annual Bonus received by the Executive is higher or lower than any other person’s bonus, under any and all circumstances whatsoever.  The Company shall pay the Executive the Annual Bonus, if any, no later than March 15th of the year following the applicable Target Year.  In the event that there is funding for the Bonus Pool but the Executive Management Group does not reach a unanimous decision on Bonus allocations, then no annual bonus shall be paid.  The Annual Bonus Pool would then be placed in escrow and the Executive Management Group would mediate.

4.3Stock and Stock Option Awards.  The Executive and his affiliates shall be entitled to so-called “piggyback” or “tag along” registration rights with respect to any shares of stock of the Company, whether owned by the Executive or an affiliate as a result of the exercise of a stock option, stock warrant or otherwise.

4.4Fringe Benefits and Perquisites.  During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.5Employee Benefits.  During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.  The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable

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law. Notwithstanding the foregoing, the Company agrees and covenants to use good faith efforts to always provide to the Executive an employee benefits package in which the Company pays the entire premiums for family health, vision and dental insurance coverage for the Executive and Executive’s family, which health and dental insurance coverage shall be issued by a Blue Cross/Blue Shield, or equivalent, provider.

4.6Vacation; Paid Time-Off.  During the Employment Term, the Executive shall be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company and that is a minimum of four (4) weeks per year. The Executive shall receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

4.7Business Expenses.  The Executive shall be reimbursed for all reasonable and necessary out-of-pocket business, entertainment and travel expenses, including airfare, rail, taxi, rental cars, parking, tolls, gasoline for business trips, meals, entertainment, hotel, office supplies, mobile phone, internet, hotspot and postage expenses, incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, which includes the requirement that expense reimbursement reports must be submitted within ten (10) days following the end of the calendar quarter during which expenses were incurred.

4.8Indemnification.

(a)In the event that the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company Group related to any contest or dispute between the Executive and the Company Group with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of any member of the Company Group, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).  Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall use good faith efforts to purchase and maintain, at its own expense, directors’ and officers’ liability insurance

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providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

4.9Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.Termination of Employment.  The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided, however, that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive’s employment.  Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company Group.

5.1Expiration of the Term, For Cause or Without Good Reason.

(a)The Executive’s employment hereunder may be terminated by the Company for Cause, by the Executive without Good Reason or by either party upon expiration of the Employment Term following such party’s notice to the other party not to extend this Agreement in accordance with Section 1.  In the event of such termination, the Executive shall be entitled to receive:

(i)any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below);

(ii)any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date;

(iii)reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv)such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided, however, that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

(b)For purposes of this Agreement, “Accrued Amounts” shall mean the amounts set forth in Section 5.1(a)(i) through Section 5.1(a)(iv).

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(c)For purposes of this Agreement, “Cause” shall mean the Board concludes, in good faith, after reasonable investigation and by a Supermajority Vote that:

(i)the Executive has been convicted by a court of proper jurisdiction of (or his written, voluntary and freely given confession to) a crime which constitutes a felony and results in material injury to the Company’s property, operation or reputation other than any crime resulting from the violation of any federal or state laws, rules or regulations prohibiting the manufacture, sale, distribution or transport of CBD-infused products or services;

(ii)the Executive violated any material provision of this Agreement or any material written policy of the Company that is applicable to the Executive and has been previously provided to the Executive, provided that such violation has caused demonstrable material economic harm to the Company and provided that (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) the Board has delivered written notice to the Executive specifying in detail the violation (the “First Notice”), and the Executive fails to cure such violation within 60 days of receipt of the First Notice as determined by the Board by a second Supermajority Vote, and the Board has delivered written notice to Executive specifying in detail the rationale for the Board’s determination that the Executive failed to cure the violations specified in the First Notice (the “Second Notice”), and Executive fails to cure such continuing violation within 30 days of receipt of the Second Notice, as determined by the Board by a third Supermajority Vote:

(d)For purposes of this Agreement, “Supermajority Vote” shall mean the affirmative vote by members of the Board constituting at least 75% of the disinterested directors entitled to vote on a matter submitted to a vote of the Board.

(e)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)a reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)a relocation of the Executive’s principal place of employment by more than 75 miles;

(iii)any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv)the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to

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perform if no succession had taken place, except where such assumption occurs by operation of law;

(v)a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company and capitalization as of the date of this Agreement; or

(vi)a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason, and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances.

5.2Without Cause or for Good Reason.  The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause.  In the event of such termination, the Executive shall be entitled to receive:

(a)the Accrued Amounts;

(b)continued Base Salary (as in effect as of the Termination Date) following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, through the date on which the Employment Term would have expired if the Employment Term expired solely as a result of the Company delivering notice of non-renewal pursuant to Section 1 on the Termination Date (as determined in accordance with Section 5.5);

(c)a payment equal to the product of (i) the Annual Bonus, if any, that the Executive was paid with respect to the fiscal year immediately preceding fiscal year in which the Termination Date (as determined in accordance with Section 5.5) occurs, multiplied by (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”).  This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than 2-1/2 months following the end of the fiscal year in which the Termination Date occurs;

(d)if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives.  Such reimbursement shall be paid to the Executive on the 10th of the month immediately following the month in which the Executive timely remits the premium payment.  The

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Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(d) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2(d) in a manner as is necessary to comply with the ACA.

(e)The treatment of any outstanding equity awards shall be determined in accordance with the terms of any plans under which such awards are granted and any applicable award agreements.

5.3Death or Disability.

(a)The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)the Accrued Amounts; and

(ii)the Pro Rata Bonus.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner that is consistent with federal and state law.

(c)For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for 180 days out of any 365-day period or 120 consecutive days.

5.4Notice of Termination.  Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 25.  The Notice of Termination shall specify:

(a)the termination provision of this Agreement relied upon;

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(b)to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)the applicable Termination Date.

5.5Termination Date.  The Executive’s “Termination Date” shall be:

(a)if the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)if the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)if the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)if the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered;

(e)if the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; and

(f)if the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the end of the Employment Term, as determined pursuant to Section 1.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.6Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section 5.2(d), any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.7Resignation of All Other Positions.  Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company Group.

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5.8Section 280G.

(a)If any of the payments or benefits received or to be received by the Executive (including any payment or benefits received in connection with the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and shall be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.8 or otherwise) as if no Excise Tax had been imposed.

(b)All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes.  For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8.  The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.Cooperation.  The parties agree that certain matters in which the Executive shall be involved during the Employment Term may necessitate the Executive’s cooperation in the future.  Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided, however, that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities.  The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

7.Confidential Information.  The Executive understands and acknowledges that during the Employment Term, he shall have access to and learn about Confidential Information, as defined below.

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7.1Confidential Information Defined.

(a)Definition.

(i)For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists and buyer lists of the Company Group or its businesses, or of any other person or entity that has entrusted information to the Company Group in confidence.

(ii)The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(iii)The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance.  Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided, however, that, such disclosure is through no direct or indirect fault of the Executive or any person acting on the Executive’s behalf.

(b)Company Creation and Use of Confidential Information.

(i)The Executive understands and acknowledges that the Company Group has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and

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improving its offerings in the business of the manufacture, processing, sale or distribution of CBD-infused products and other product offerings ancillary thereto.  The Executive understands and acknowledges that as a result of these efforts, the Company Group has created, and continues to use and create Confidential Information.  This Confidential Information provides the Company Group with a competitive advantage over others in the marketplace.

(c)Disclosure and Use Restrictions.

(i)The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company Group, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).  Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.  The Executive shall promptly provide written notice of any such order to the Board.

(d)Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”).  Notwithstanding any other provision of this Agreement:

(i)The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

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(B)is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A)files any document containing trade secrets under seal; and

(B)does not disclose trade secrets, except pursuant to court order.

8.Restrictive Covenants.

8.1Acknowledgement.  The Executive understands that the nature of the Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company Group.  The Executive understands and acknowledges that the services he provides to the Company Group are unique, special or extraordinary.  The Executive further understands and acknowledges that the Company Group’s ability to reserve these for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company Group, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. Reference is hereby made to that certain Agreement and Plan of Merger, dated [January _], 2020, by and among the Company, Lifted and Warrender Enterprise Inc. d/b/a Lifted Liquids (the “Merger Agreement”). The Executive acknowledges that the Company would not have entered into the Merger Agreement but for Executive being bound by the covenants set forth in this Section 8 and the Executive’s allocable share of the Merger Consideration (as such term is defined in the Merger Agreement) constitutes, in part, consideration for the Executive agreeing to be bound by the covenants set forth in this Section 8.

8.2Non-Competition.  Because of the Company Group’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the 12 months, to run consecutively, beginning on the last day of the Executive’s employment with the Company, for any reason or no reason (except for termination by the Company without Good Reason in which case the restrictive covenants shall be deemed to be waived by the Company) and whether employment is terminated at the option of the Executive or the Company Group, the Executive agrees and covenants not to engage in Prohibited Activity within the United States.

(a)For purposes of this Section 8, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company Group, including those engaged in the business of the manufacture, processing, sale or distribution of CBD-infused products.  Prohibited Activity also includes activity that may

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require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

(b)Nothing herein shall prohibit the Executive from purchasing or owning less than 5% of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(c)This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.  The Executive shall promptly provide written notice of any such order to the Board.

8.3Non-Solicitation of Employees.  The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group during 12 months, to run consecutively, beginning on the last day of the Executive’s employment with the Company.  Notwithstanding the foregoing, it shall not be a breach of this provision to hire an employee who responds to a general advertisement that is not targeted to a specific individual.

8.4Non-Solicitation of Customers.  The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company Group, he shall have access to and learn about much or all of the Company Group’s customer information.  “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information and other information identifying facts and circumstances specific to the customer and relevant to sales or services.  The Executive understands and acknowledges that loss of this customer relationship or goodwill will cause significant and irreparable harm.  The Executive agrees and covenants, during 12 months, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax and instant message), attempt to contact, or meet with the Company’s customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.  This restriction shall only apply to:

(a)Customers the Executive contacted in any way during the past 12 months;

(b)Customers about whom the Executive has trade secret or confidential information;

(c)Customers who became customers during the Executive’s employment with the Company; and

(d)Customers about whom the Executive has information that is not available publicly.

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9.Non-Disparagement.  The Executive agrees and covenants that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or its businesses, or any of its employees, officers.  This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.  The Executive shall promptly provide written notice of any such order to the Board.  The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments or statements concerning the Executive to any third parties.

10.Acknowledgement.  The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group.  The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7, Section 8 and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or the Company’s enforcement thereof.

11.Remedies.  In the event of a breach or threatened breach by the Executive of Section 7, Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12.Arbitration.  Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by a single arbitrator under binding arbitration.  Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law.  Any arbitral award determination shall be final and binding upon the parties.

13.Proprietary Rights.

13.1Work Product.  The Executive acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others

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during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), including rights in data and databases, (d) trade secrets, know-how and other confidential information and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.  For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information and sales information.

13.2Work Made for Hire; Assignment.  The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. Section 101 and such copyrights are therefore owned by the Company.  To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3Further Assurances; Power of Attorney.  During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company.  The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s

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behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law).  The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

13.4No License.  The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by the Company.

14.Security.

14.1Security and Access.  The Executive agrees and covenants (a) to comply with all Company Group security policies and procedures, as in force from time to time (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary.  The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company Group property or materials by others.

14.2Exit Obligations.  Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data, and all Company Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company Group devices, networks, storage locations and media in the Executive’s possession or control.

15.Governing Law: Jurisdiction and Venue.  This Agreement, for all purposes, shall be construed in accordance with the laws of Illinois without regard to conflicts of law principles.  Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Illinois, county of Cook.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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16.Intentionally Omitted.

17.Attorneys’ Fees and Costs.  If any action at law or in equity, including any action for declaratory relief, is brought by a party to this Agreement, including arbitration under Section 12, to enforce or interpret the provisions of this Agreement, the prevailing party shall recover from the non-prevailing party any actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation.

18.Entire Agreement.  Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

19.Modification and Waiver.  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and executed by the Executive and the Company.  Notwithstanding the foregoing, if any provision of this Agreement is not permitted under any applicable law, regulation or rule, including any rule of a listing exchange (such as NASDAQ) on which the Company is, or anticipated will become, listed, the Company may reasonably modify this Agreement to the extent necessary to comply with such law, regulation or rule.  No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

20.Severability.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.  The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.  In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

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21.Captions.  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

22.Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23.Section 409A.

23.1General Compliance.  This Agreement is intended to comply with Section 409A or an exemption thereunder (to avoid acceleration of income or imposition of any penalty, interest or additional tax under Section 409A) and shall be construed and administered in accordance therewith.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, additional tax or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

23.2Specified Employees.  Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”).  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

23.3Reimbursements.  To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

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(b)any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

23.4Tax Gross-ups.  Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

24.Successors and Assigns.  This Agreement is personal to the Executive and shall not be assigned by the Executive.  Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

25.Notice.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company, to:	Acquired Sales Corp.
31 N. Suffolk Lane
Lake Forest, Illinois 60045
Attention: Gerard M. Jacobs, CEO
Email: gerardmjacobs@acquiredsalescorp.com

If to the Executive, to:	Nicholas S. Warrender
Lifted Liquids
43360 US Highway 41
Zion, Illinois 60099
Email: nick@liftedliquids.com

26.Representations of the Executive.  The Executive represents and warrants to the Company that:

(a)The Executive’s acceptance of employment with the Company and the performance of his duties hereunder shall not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

(b)The Executive’s acceptance of employment with the Company and the performance of his duties hereunder shall not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

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27.Withholding.  The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

28.Survival.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

29.Acknowledgement of Full Understanding.  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT.  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACQUIRED SALES CORP.

By:
		Name:	Gerard M. Jacobs
		Title:	CEO

EXECUTIVE

Signature:
Print Name:

[Signature Page to Nicholas S. Warrender Employment Agreement]

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